                                                                   EXHIBIT T3E.6

                     IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE NORTHERN DISTRICT OF GEORGIA
                                ATLANTA DIVISION

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
IN RE:                              )        CASE NO. 98-60390
                                    )
PARAGON TRADE BRANDS, INC.,         )        CHAPTER 11
                                    )
Federal Tax I.D. No. 91-1554663     )        JUDGE MURPHY
                                    )
                      Debtor.       )        NOTIFICATION OF DEEMED REJECTION
 ...............................     x        For Second Amended Plan of Reorganization
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TO: Holders of Old Stock Option Interests

On November 18, 1999, the United States Bankruptcy Court for the Northern District of Georgia (the "Court") approved pursuant to section 1125 of title 11 of the United States Code (the "Bankruptcy Code"), the Disclosure Statement (the "Disclosure Statement") for the Second Amended Plan of Reorganization, dated November 15, 1999 (as may be amended, the "Plan"), jointly proposed by the above-captioned debtor and debtor in possession (the "Debtor") and its Official Committee of Unsecured Creditors (together with the Debtor, the "Proponents") and authorized the Proponents to solicit votes with regard to the acceptance or rejection of the Plan.

UNDER THE TERMS OF THE PLAN, AND IN ACCORDANCE WITH SECTION 1126(G) OF THE BANKRUPTCY CODE, NO DISTRIBUTIONS WILL BE MADE UNDER THE PLAN ON ACCOUNT OF YOUR INTEREST(S) IN THE CLASS LISTED ABOVE. THEREFORE, YOU ARE DEEMED TO REJECT THE PLAN. YOU ARE NOT ENTITLED TO VOTE THEREON WITH RESPECT TO SUCH INTEREST(S).